Exhibit 2.1

TERMINATION AGREEMENT

Reference is made to Section 10.01(a) of the Agreement and Plan of Merger (the “Merger Agreement”), dated as of June 6, 2025, as amended, among Crown Electrokinetics Corp., a Delaware corporation (the “Company”), Crown EK Acquisition LLC, a Delaware limited liability company (“Parent”), and Crown EK Merger Sub Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Purchaser”). Unless otherwise defined herein, terms that are defined in the Merger Agreement have the meanings assigned to them in the Merger Agreement.

The Company and Parent hereby mutually agree to terminate the Merger Agreement and abandon the Transactions (including the Merger), in each case effective immediately upon the execution and delivery of this Termination Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Termination Agreement to be duly executed by their respective authorized officers as of July 16, 2025.

CROWN ELECTROKINETICS CORP.

By:	/s/ Joel Krutz
	Name:	Joel Krutz
	Title:	Chief Operating Officer and Chief Financial Officer

CROWN EK ACQUISITION LLC

By:	/s/ Doug Croxall
	Name:	Doug Croxall
	Title:	Member and Manager